                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                     among

                         WAYPOINT SOFTWARE CORPORATION

                           THE STOCKHOLDERS LISTED ON
                          SCHEDULE I ATTACHED HERETO,

                                      and

                               OPEN MARKET, INC.
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                            STOCK PURCHASE AGREEMENT
                            ------------------------


     Agreement (the "Agreement") made as of the 4th day of February, 1997 by and among Open Market, Inc., a Delaware corporation with its principal office at 245 First Street, Cambridge, MA (the "Buyer"), and Waypoint Software Corporation, a Massachusetts corporation with its principal office at 180 Canal Street, Boston, MA (the "Company"), the Stockholders listed on Schedule I attached hereto
                                               -------- -
(individually, a "Stockholder" and collectively, the "Stockholders"), who own all of the issued and outstanding shares of capital stock of the Company. For purposes hereof, Greg Erman, Michael J. Sullivan and Christopher J. Williams shall be known collectively herein as the "Management Stockholders".

                             Preliminary Statement
                             ---------------------

     WHEREAS, each of the Stockholders owns the number of the issued and outstanding shares of the common stock, $.01 par value per share (the "Company Common Stock"), or Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"), of the Company set forth opposite his or its name on Schedule I attached hereto (collectively, the "Shares"), which Shares in the
   -------- -
aggregate represent all of the issued and outstanding shares of capital stock of every kind and description of the Company.

     WHEREAS, the Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and upon the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

     1.   Purchase and Sale of the Shares
          -------------------------------

          1.01 Purchase of the Shares from the Stockholders.  Subject to and
               --------------------------------------------
upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth opposite such Stockholder's name on Schedule I
                                                                      -------- -
attached hereto. At the Closing, each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

          1.02 Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer,

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conveyance, assignment and confirmation, and take all such other action as the
Buyer may reasonably request, in order to more effectively transfer, convey and assign to the Buyer, and confirm the Buyer's title to, all of the Shares owned by such Stockholder, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.03 Base Purchase Price for the Shares.
               ----------------------------------

          (a) The purchase price to be paid by the Buyer for the Shares shall be an aggregate amount equal to Eleven Million Dollars ($11,000,000) (the "Base Purchase Price"), subject to adjustment as set forth in Schedule II hereto. The
                                                        -----------
Base Purchase Price shall be payable in the manner described in paragraph (b) of this Subsection 1.03.

          (b) Subject to Section 1.03(d) below, at the Closing, the Buyer shall deliver to the Stockholders' Representative (as defined below), on behalf of the Stockholders, certificates for unregistered shares of Common Stock, $.001 par value per share, of the Buyer (the "Buyer Shares"), in the name of each Stockholder for the number of Buyer Shares set forth on Schedule II hereto.

          (c) Registration of the Buyer Shares shall be conducted in accordance with the provisions of Appendix I attached hereto.
                       ----------

          (d) At the Closing, certificates representing 10% of the Buyer Shares otherwise deliverable to the Management Stockholders shall be issued and delivered to the Buyer, as escrow agent (the "Escrow Agent"), to be held in escrow in accordance with the provisions of Appendix II attached hereto to
                                            -----------
satisfy all or part of any claims for indemnity pursuant to Section 10 hereof.

          1.04   Stockholders' Representative.
                 ----------------------------

          (a) The Stockholders hereby authorize Greg Erman as the Stockholders' Representative (the "Stockholders' Representative") to (i) take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Management Stockholders may be required to indemnify the Buyer or the Company pursuant to Section 10 hereof, (ii) give and receive all notices required to be given under the Agreement and (iii) take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders and/or the Management Stockholders by the terms of this Agreement; provided, however, that notwithstanding any other provision of this Agreement, the Stockholders' Representative shall have no authority, prior to the Closing, to agree to any change to, or waiver of, any material provision of this Agreement without the prior written approval of the holders of a majority in interest of the outstanding shares of Series A

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Preferred Stock of the Company or, following the Closing, to agree to any change to, or waiver of, any material provision of this Agreement which would materially and adversely affect the interests of BancBoston Ventures, Inc. or Zero Stage Capital V L.P., or their successors or assigns.

          (b) In the event that the Stockholders' Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, prior to the Closing, a majority of the Shares shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholders' Representative for purposes of this Agreement.

          (c) All decisions and actions by the Stockholders' Representative, including, without limitation, any agreement between the Stockholders' Representative and the Buyer relating to the defense or settlement of any claims for which the Management Stockholders may be required to indemnify the Buyer and/or the Company pursuant to Section 10 hereof, shall be binding upon all of the Stockholders.

               (d) By their execution of this Agreement, the Stockholders agree that:

          (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholders' Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Section 10 hereof or any other actions required to be taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Stockholders' Representative;

          (ii) all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders;

          (iii) the provisions of this Subsection 1.04 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

          (iv) remedies available at law for any breach of the provisions of this Subsection 1.04 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Subsection 1.04; and

          (v) the provisions of this Subsection 1.04 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

          (e) Any fees and expenses incurred by the Stockholders' Representative shall be paid by the Management Stockholders in proportion to their ownership of Shares as set forth on Schedule I attached hereto; provided, however, that the
                       -------- -                  --------  -------
Stockholders shall reimburse the Stockholders' Representative for any fees and expenses incurred in connection with the services rendered by such person which financially benefit all Stockholders, and each Stockholder shall severally but not jointly contribute to reimbursement of such expenses as their interests appear in the Company prior to the Closing. The Stockholders' Representative shall give each Stockholder at least fifteen (15) days' prior notice prior to taking any action after the Closing for which he intends to seek reimbursement hereunder.

          1.05 Closing.  The Closing shall take place at the offices of Hale and
               -------
Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m., Boston Time, on February 14, 1997 (the "Closing Date") or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Stockholders to the Buyer shall be deemed to occur at 9:00 a.m., Boston Time, on the Closing Date.

     2.   Representations of the Stockholders.
          ------------------------------------

          Each Stockholder severally represents and warrants to the Buyer as follows:

          (a) such Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear (except as set forth on Schedule 2.0) of any and all covenants,
                              ------------
conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I
                                                                ----------
attached hereto sets forth a true and correct description of all Shares owned by such Stockholder;

          (b) such Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever;

          (c) such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof;

          (d) no broker or finder has acted for such Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Stockholder;

          (e) such Stockholder will be acquiring the Buyer Shares hereunder for its own account and such Stockholder has no present arrangement (whether or not legally binding) at any time to sell any such Buyer Shares to or through any person or entity; provided, however, that by making the representations herein, such Stockholder does not agree to hold such Buyer Shares for any minimum or other specific term and reserves the right to dispose of such Buyer Shares at any time in accordance with federal and state securities laws applicable to such disposition subject to the provisions of Appendix I attached hereto. Such
                                         ----------
Stockholder understands that such Buyer Shares must be held indefinitely unless such Buyer Shares are subsequently registered under the Securities Act or an exemption from registration is available;

          (f) such Stockholder is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of
1933), and such Stockholder has such experience in business and financial matters that he or it is capable of evaluating the merits and risks of an investment in such Buyer Shares. Such Stockholder acknowledges that an investment in the Buyer Shares involves a high degree of risk;

          (g) such Stockholder has full power and authority to enter into and to perform this Agreement in accordance with its terms. This Agreement has been duly authorized and validly executed and delivered by such Stockholder and is a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies, and subject also to other equitable principles of general application;

          (h) such Stockholder, if a corporation, partnership or trust, is duly organized, validly existing, and in good standing under the laws of the place of its organization and has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Buyer;

          (i) the execution and delivery of this Agreement by such Stockholder and any other documents or instruments executed by such Stockholder in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements thereof, will not in any material respect violate any law, rule, regulation, order, writ, judgment, injunction, decree or award applicable to such Stockholder, or the provision of any indenture, instrument or agreement to which such stockholder is a party or is subject, or by which such Stockholder or any of its assets is bound, or conflict with or constitute a material default thereunder, or result in the creation or imposition of any lien on the Shares pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by such Stockholder to any third party, or require the approval of any third party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which such Stockholder is subject;

          (j) such Stockholder has received all documents, records, books and other information pertaining to such Stockholder's investment in the Buyer that have been requested by such Stockholder. Such Stockholder further acknowledges that it understands that the Buyer is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such Stockholder has reviewed or received copies of any such reports that have been requested by it. Such Stockholder has carefully reviewed the representations concerning the Buyer contained in this Agreement and has made inquiry concerning the Buyer, its business and its personnel; the officers of the Buyer have made available to such Stockholder any and all written information which it has requested and have answered all inquiries made by such Stockholder; and

          (k) such Stockholder understands that the stock certificates representing the Buyer Shares shall bear a legend substantially to the following effect:

          "The shares represented by the certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

     3.   Representations of the Management Stockholders and the Company
          --------------------------------------------------------------

          Each of the Management Stockholders and the Company, jointly and severally, represent and warrant to the Buyer that:

          3.01 Organization.  The Company is a corporation duly organized,
               ------------
validly existing and in good corporate standing under the laws of The Commonwealth of Massachusetts, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, assets, results of operations, prospects or financial condition of the Company, taken as a whole (a "Material Adverse Effect"). Copies of the Articles of Organization and By-laws of the Company, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Company does not directly or indirectly own any equity or similar interest in any corporation, partnership, joint venture or other entity.

          3.02 Capitalization of the Company.
               -----------------------------

          The Company's authorized capital stock consists of (a) 300,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of which 75,000 shares are issued and outstanding on the date hereof and (b) 100,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), of which (i) 28,335 have been designated Series A Convertible Preferred Stock (the "Series A Stock") and are issued and outstanding and (ii) 71,665 remain undesignated; the shares of Common Stock and the Series A Stock are held of record and beneficially owned by the Stockholders as set forth on Schedule I. All such
                                                       -------- -
issued and outstanding shares of Common Stock and Series A Stock have been, and on the Closing Date will be, duly and validly issued and are, or will be on such date, fully paid and non-assessable. Except as set forth on Schedule 3.03,
                                                             -------------
there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of the issued and outstanding shares of Common Stock are held in the treasury of the Company.

          3.03 Authorization.  The execution and delivery by the Company of this
               -------------
Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed by the Company and the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or any of the Stockholders is a party constitute the valid and legally binding obligations of the Company and the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the

Company or any of the Stockholders where such violation would have a Material Adverse Effect; (b) violate the provisions of the Articles of Organization or By-laws of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company is a party or by which the Company or any of its properties is or may be bound. Schedule 3.02 attached hereto sets forth a true,
                               -------------
correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement, the receipt of which shall be a condition precedent to the Buyer's obligation to consummate the transactions contemplated hereby.

          3.04      Financial Statements.
                    --------------------

          Attached hereto as Schedule 3.04 is (i) a list of all assets and
                             -------------
liabilities of the Company as of January 31, 1997 and (ii) a ledger of all payments made or receipts received by the Company from October 18, 1996 through January 31, 1997. Schedule 3.04 is true, correct and complete in all material
                  -------------
respects.

          3.05 Absence of Undisclosed Liabilities.  Except as set forth on
               ----------------------------------
Schedule 3.05 and as and to the extent (a) reflected in Schedule 3.04 or (b)
-------------                                           -------------
incurred in the ordinary course of business since January 31, 1997, and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company. For purposes of this Section 3.05, "material" means any amount in excess of $5,000.

          3.06 Litigation.  Except as set forth on Schedule 3.06 attached
               ----------                          -------- ----
hereto, (a) there is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or, to the best knowledge of the Management Stockholders, threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Management Stockholders, there is no basis for any such action, suit or proceeding, (b) neither the Company nor, to the best knowledge of the Management Stockholders, any officer, director or employee of the Company has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

          3.07 Insurance.  Schedule 3.07 attached hereto sets forth a true,
               ---------   -------- ----
correct and complete list of all fire, theft, casualty, general liability, workers compensation, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since the inception of the Company. True, correct and complete copies of all Insurance Policies received by the Company have been previously (or upon receipt, will be) delivered by the Company to the Buyer.
The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. The Company has not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, or increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Management Stockholders, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. The Company has no outstanding claims or disputes with any insurance carrier regarding claims, settlements or premiums and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion.

          3.08 Personal Property.  Schedule 3.08 attached hereto sets forth (i)
               -----------------   -------- ----
a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $1,000; or not owned by the Company but in the possession of, or used or useful in, the business of the Company and having rental payments therefor in excess of $1,000 per month or $12,000 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company. Except as disclosed in
Schedule 3.08:
-------- ----

          (a) the Company has good and marketable title to each item of Personal Property free and clear of all material liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

          (b) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in

Schedule 3.08;
-------- ----

          (c) each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

          (d) the Personal Property is in good operating condition and repair (normal wear and tear excepted) is currently used by either the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

          (e) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of their business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which it is a party.

          3.09 Intangible Property.
               -------------------

          Schedule 3.09 attached hereto sets forth: (i) a true, correct and
          -------- ----
complete list and, where appropriate, a description of, all items of intangible property (other than unregistered copyrights, trade secrets, know-how and other confidential information) owned by, or used or useful in connection with the business of, the Company, including, but not limited to, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property (other than commercially available, off-the-shelf software available on a retail basis at a cost of not more than $5,000 in the aggregate). The term "Intangible Property" shall include all copyrights, trade secrets, know-how and other confidential information of the Company. Schedule 3.09(a) attached hereto sets forth a list of Company's products developed and under development (the "Company Products").

     Except as otherwise disclosed in Schedule 3.09:
                                      -------- ----

          (a) the Company is the sole and exclusive owner of all right, title and interest in and to the Company Products, the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

          (b) the Company has the right and authority to use, and to continue to use after the Closing, the Company Products, the Intangible Property and any third party materials used by the Company as of the Closing in connection with the conduct of its business in the manner presently conducted and as contemplated, and such use or continuing use does not (and, to the best knowledge of the Company and the Management Stockholders, will not) conflict with, infringe upon, misappropriate or otherwise violate any rights of any other person, corporation or entity;

          (c) neither the Management Stockholders nor the Company has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company or any Stockholder that any of the operations, activities, products (including products under development), services or publications of the Company or any of its customers or distributors using the Company Products or services of the Company infringes or, to the knowledge of the Management Stockholders or the Company, will infringe (directly, contributorily or by inducement) any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, or other confidential information of others in an unauthorized manner;

          (d) there are no outstanding, nor to the best knowledge of the Management Stockholders, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in

Schedule 3.10 or with respect to infringement by a third party of any of the
-------- ----
Intangible Property or of the ownership of the Intangible Property or with respect to infringement of third party intellectual property rights by any Company Products;

          (e) Neither the Stockholders nor the Company has any disputes with or claims against any third party for infringement by such third party of any Intangible Property;

          (f) the Intangible Property is sufficient to conduct the Company's business as presently conducted and as presently contemplated;

          (g) the Company has taken all commercially reasonable steps to protect its right, title and interest in and to the Intangible Property and the continued use of the Company Products and the Intangible Property;

          (h) no officer, director, stockholder or employee of the Company nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

          (i) neither the Company nor any Management Stockholder has any knowledge that any third party is infringing, or will threaten to infringe, misappropriate or otherwise violate any of the Intangible Property in which the Company has ownership rights.

          3.10 Leases.  A true, correct and complete copy of the sole lease of
               ------
real property to which the Company is a party and all amendments, modifications and supplemental agreements thereto (the "Lease"), has previously been delivered by the Company to the Buyer. The Lease is in full force and effect, binding and enforceable against the Company and, to the best knowledge of the Company and the Management Stockholders, each of the other parties thereto in accordance with its respective terms and has not been modified or amended since the date of delivery to the Buyer. No party to the Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in the Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to the Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease. No construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or to be performed by the Company. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the Lease term, to the extent required by the Lease.

          3.11 Inventory.  The Company has no inventory.
               ---------

          3.12 Accounts Receivable.  A true, correct and complete list of the
               -------------------
accounts and notes receivable of the Company are set forth on Schedule 3.04.
                                                              -------------

          3.13 Tax Matters.
               -----------

          (a) The Company has filed all Tax Returns (as defined below) that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for Tax periods through December 31, 1996 do not exceed the accruals and reserves for Taxes set forth on the Current Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For purposes of this Agreement, "Taxes" mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value added, excise, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, payroll, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, and franchise taxes imposed by the United States of America or any state, local, or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to, or incurred in connection with any Tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since its inception. No examination or audit of any Tax Returns by any governmental entity is currently in progress or, to the knowledge of the Company, threatened or contemplated.

          (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement or any Tax indemnity agreement. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has not participated in, nor will participate in, an international boycott within the meaning of Section 999 of the Code. The Company is not a party to any agreement, contract, arrangement, or plan that has resulted, or would result, separately or in the aggregate, in the payment of any excess "parachute payments" within the meaning of Section 280G of the Code.

          3.14 Books and Records.  The general ledgers and books of account of
               -----------------
the Company are, in all material respects, complete and correct and have been maintained in all material respects in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

          3.15 Contracts and Commitments.
               -------------------------

          (a) Schedule 3.15 attached hereto contains a true, complete and
              -------- ----
correct list and a brief description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

          (i) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

         (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

        (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

         (iv) all employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

          (v) all agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound;

         (vi) all contracts, agreements or other understandings or arrangements between the Company and any of the Stockholders or their affiliates;

        (vii) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

       (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous);

         (ix) all contracts, agreements or other arrangements imposing a non-competition or non-solicitation obligation on the Company or any of the Management Stockholders; and

          (x) any other material agreements or contracts entered into by the Company or any of the Management Stockholders.

      (b) Except as set forth on Schedule 3.15:
                                 -------- ----

          (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

         (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

        (iii) the Company is not in breach of or default under any Contract, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

         (iv) to the best knowledge of the Stockholders, there is no existing breach or default by any other party to any Contract, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

          (v) there are not and, since inception of the Company have not been, any claims of a non-routine nature relating to the Company by customers of the Company under any warranties, whether express or implied;

         (vi) the Company is not restricted by any Contract from carrying on its business anywhere in the world; and

        (vii) the Company has no written or oral contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

      (c) True, correct and complete copies of all Contracts have previously been delivered by the Company or the Management Stockholders to the Buyer.

          3.16 Compliance with Agreements and Laws.  The Company has all
               -----------------------------------
requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 3.16 attached hereto sets forth a true, correct and
             -------- ----
complete list of all such Permits, copies of which have previously been delivered by the Company or the Stockholders to the Buyer. The Company is not in violation of any material law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Company as conducted since inception of the Company has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. The Company has not received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

          3.17 Employee Relations.
               ------------------

          (a) The Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, the failure to comply with which shall not result in a material adverse effect upon the Company, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          (b) None of the employees of the Company is represented by any labor union; and the Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

          (c) Schedule 3.17 sets forth a true, correct and complete list of the
              -------- ----
current payroll of the Company, including the job descriptions and salary or wage rates of each of their employees, showing separately for each employee, the maximum amounts paid or payable as salary and bonus for the period ended December 31, 1996.

          (d) For purposes of this Subsection 3.17, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company.

          3.18 Employee Benefit Plans.
               ----------------------

          (a) Except as listed on Schedule 3.18, the Company does not now
                                  -------------
contribute to, or participate in, and has not in the past had, or otherwise contributed to, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

          (b) Schedule 3.18 attached hereto contains a true, correct and
              -------------
complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to any of the Company's employees, or maintained at any time since inception of the Company by the Company or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and
(m), respectively, of the Code) (the "Employee Plans") and, except as set forth on Schedule 3.18 attached hereto, the Company has no obligations, contingent or
   -------------
otherwise, past or present, under applicable law or the terms of any Employee Plan.

          3.19 Absence of Certain Changes or Events.
               ------------------------------------

          (a) Except as set forth on Schedule 3.19 attached hereto, since
                                     -------- ----
October 19, 1996, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

                    (i) incurred any material obligation or liability for borrowed money;

                   (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

                  (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its properties or assets;

                   (iv) sold or purchased, assigned or transferred any of its tangible assets or canceled any debts or claims, except for inventory sold and materials purchased in the ordinary course of business;

                    (v) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                   (vi) suffered any material losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company or waived any rights of any value;

                  (vii) authorized any declaration or payment of dividends by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever;

                 (viii) received notice of any litigation, warranty claim or products liability claims;

                   (ix) made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 3.18 hereof;

                    (x) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

                   (xi) incurred any capital expenditure in excess of $5,000 in any instance or $10,000 in the aggregate;

                  (xii) made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

                 (xiii) suffered any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company taken as a whole.

          (b) Neither the Company nor the Management Stockholders have knowledge of any existing or threatened occurrence, event or development which, as far reasonably as can be foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company taken as a whole.

          3.20 Customers.  Schedule 3.20 attached hereto sets forth a true,
               ---------   -------- ----
correct and complete list of the names of each customer of the Company since the date of inception. The Company has good customer relations and none of the customers of the Company has notified the Company that it intends to discontinue its relationship with the Company and neither the Company nor the Management Stockholders have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the relationship of the Company with any customer.

          3.21 Suppliers.  The Company requires no supplies that are material to
               ---------
the business or operations of the Company.

          3.22 Warranty and Product Liability Claims. There have been no
               -------------------------------------
warranty or product liability claims made against the Company.

          3.23 Prepayments and Deposits.  Schedule 3.23 attached hereto sets
               ------------------------   -------- ----
forth all prepayments and deposits, which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

          3.24 Indebtedness to and from Officers, Directors and Stockholders.
               -------------------------------------------------------------
Except as set forth on Schedule 3.24 attached hereto, the Company is not
                       -------- ----
indebted, directly or indirectly, to any person who is an officer, director or stockholder of the Company or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable reasonable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          3.25 Banking Facilities.  Schedule 3.25 attached hereto sets forth a
               ------------------   -------- ----
true, correct and complete list of:

              (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

              (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

          3.26 Powers of Attorney and Suretyships.  Except as set forth on
               ----------------------------------
Schedule 3.26 attached hereto, the Company has no general or special powers of
-------- ----
attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co- signer, endorser, co- maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          3.27 Conflicts of Interest.  Except as set forth on Schedule 3.27
               ---------------------                          -------- ----
attached hereto, no officer, director or Management Stockholder of the Company nor, to the best knowledge of the Management Stockholders, any Stockholder, now has or within the last year had, either directly or indirectly:

              (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells, or during such period furnished or sold services or products to the Company, or purchases, or during such period purchased from the Company any goods or services, or otherwise does, nor during such period did business with the Company; or

              (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which it is or was obligated or bound, or to which any of its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers, directors or stockholders of the Company.

          3.28 Regulatory Approvals.  All consents, approvals, authorizations or
               --------------------
other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on Schedule 3.28 attached hereto and have
                                     -------- ----
been, or prior to the Closing Date will be, obtained and satisfied.

          3.29 Disclosure.  The information concerning the Company set forth in
               ----------
this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Management Stockholders and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

     4.   Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to each Stockholder as follows:

          4.01 Organization and Authority.  The Buyer is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          4.02 Capitalization of the Buyer.  On the date hereof, the Buyer's
               ---------------------------
authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, of which 28,407,750 shares were issued and outstanding as of December 31, 1996. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

          4.03 Authorization.  Except as set forth in Schedule 4.03 attached
               -------------                          -------- -----
hereto, the execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or By-laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

          4.04 Regulatory Approvals.  All consents, approvals, authorizations
               --------------------
and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

          4.05 Buyer Shares.  Prior to the Closing Date, Buyer will take all
               ------------
actions necessary to authorize and approve the issuance of the Buyer Shares, and as of the Closing Date, the Buyer Shares will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable.

          4.06 Commission Filings.  Buyer has filed and delivered to the Company
               ------------------
and made available to the Stockholders all forms, reports and documents required to be filed by Buyer with the Securities and Exchange Commission ("SEC") under the Exchange Act since May 28, 1996 (collectively, the "SEC Documents"). The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in the SEC Documents (the "Buyer Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Buyer, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

          4.07 No Material Adverse Changes.  Since the date of the most recent
               ---------------------------
SEC Documents, no event has occurred which has had a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Buyer and no action, suit, claim or proceeding has been filed, or threatened in writing, which if adversely determined, would result in a material adverse affect on the Buyer or its business.

          4.08 Litigation.  Except as described in the SEC Documents (i) there
               ----------
is no action, suit, judicial or administrative proceeding, arbitration or investigation pending, or, to the knowledge of Buyer, threatened, against or involving Buyer or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrator or governmental body,
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Buyer or any of its subsidiaries; or (iii) neither Buyer nor any of its subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against them which, in the case of any of clauses (i), (ii) or
(iii), would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Buyer or would prevent the consummation of this Agreement.

          4.09 Disclosure.  The Buyer has made available to the Stockholders any
               ----------
and all written information which they or any one of them have requested and has answered all inquiries made by the Stockholders. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains any untrue statement of a material fact or omits any material fact necessary, in light of the circumstances in which they are made, in order to make the statements contained therein not false or misleading. The Buyer has disclosed to the Company all material facts pertaining to the transactions contemplated by this Agreement.

     5.   Access to Information; Public Announcements
          -------------------------------------------

          5.01 Access to Management, Properties and Records.  From the date of
               --------------------------------------------
this Agreement until the Closing Date, the Management Stockholders and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records subject to the obligations of confidentiality contained in Section 5.02 below. The Management Stockholders and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

          5.02 Confidentiality.  The Company and the Buyer have executed a
               ---------------
Confidentiality Agreement, dated as of November 6, 1996, the provisions of which shall expressly apply to all Proprietary Information (as defined in said Confidentiality Agreement) disclosed to Buyer and its authorized representatives in the course of the investigation contemplated by Section 5.01.

          5.03 Public Announcements.  The parties agree that prior to the
               --------------------
Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Stockholders' Representative and the Buyer.

          5.04 No Solicitation.  If the Closing does not occur, for the one-year
               ---------------
period beginning as of the date hereof, without the consent of the Company, neither the Buyer nor any affiliate thereof shall (i) solicit any person who is an employee of Company on the date hereof to terminate his or her employment with the Company or become an employee of Buyer or (ii) hire any such person.

     6.   Pre-Closing Covenants of the Management Stockholders and the Company.
          ---------------------------------------------------------------------

     From and after the date hereof and until the Closing Date:

          6.01 Conduct of Business.  The Company shall carry on its business
               -------------------
diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

          6.02 Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer, in each case, or except as set forth on Schedule 6.02, the Company
                                                      -------------
shall not:

               (a) take any action to amend its charter documents or by-laws;

               (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

               (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

               (d) declare or make any payment or distribution to its stockholders in cash or with respect to its stock or purchase or redeem any shares of its capital stock;

               (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

               (f) sell, assign, or transfer any of its assets;

               (g) cancel any debts or claims, except in the ordinary course of business;

               (h) merge or consolidate with or into any corporation or other entity;

          (i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees;

          (j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

          (k) waive any rights of material value;

          (l) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

          (m) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

          (n) fail to (i) preserve the possession and control of its assets and business, (ii) keep in service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the Closing Date;

          (o) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

          (p) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $10,000 for each such lease, contract, agreement or understanding;

          (q)  incur any capital expenditure;

          (r)  engage any new employee;

          (s) materially alter the terms, status or funding condition of any Employee Plan; or

          (t) commit or agree to do any of the foregoing in the future.

          6.03 Communications with Customers and Suppliers.
               -------------------------------------------

               (a) Unless instructed otherwise by the Buyer in writing, the Company will continue to accept customer orders in the ordinary course of business and consistent with past practice for all products or services offered by the Company but expected to be shipped after the Closing Date.

               (b) The Company and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Shares to the Buyer on the Closing Date.

          6.04 Compliance with Laws.  The Company will continue to comply in all
               --------------------
material respects with all laws and regulations which are applicable to it or to the conduct of its business and will perform and comply in all material respects with all contracts, commitments and obligations by which they are bound.

          6.05 Continued Truth of Representations and Warranties.  Neither the
               -------------------------------------------------
Stockholders nor the Company will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

          6.06 Continuing Obligation to Inform.  From time to time prior to the
               -------------------------------
Closing, the Management Stockholders will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

          6.07 Exclusive Dealing.  Neither the Stockholders nor the Company
               -----------------
will, directly or indirectly, through any officer, director, agent or otherwise,
(a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Stockholders and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or any of the Stockholders.

          7.   Best Efforts to Obtain Satisfaction of Conditions.  The
               --------------------------------------------------
Stockholders, the Company and the Buyer covenant and agree to use their reasonable best efforts to obtain the satisfaction of the conditions specified in this Agreement.

          8.   Conditions to Obligations of the Buyer.  The obligations of the
               --------------------------------------
Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          8.01 Continued Truth of Representations and Warranties of the
               --------------------------------------------------------
Stockholders and the Company;  Compliance with Covenants and Obligations.  The
------------------------------------------------------------------------
representations and warranties of the Stockholders and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholders and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

          8.02 Performance by the Stockholders and the Company.  At the Closing,
               -----------------------------------------------
the Stockholders and the Company shall have delivered to the Buyer a certificate signed by each such Stockholder and the President of the Company as to their compliance with Subsection 8.01 hereof.

          8.03 Governmental Approvals.  All governmental agencies, department,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders and the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          8.04 Consent of Lenders, Lessors and Other Third Parties.  The
               ---------------------------------------------------
Stockholders and the Company shall have received and delivered to the Buyer all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on Schedule 3.02 attached hereto.
                                       -------- ----

          8.05 Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

          8.06 Opinion of Counsel and Other Documents.  The Buyer shall have
               --------------------------------------
received (i) an opinion of Testa, Hurwitz & Thibeault LLP, counsel to the Company and (ii) certificate from each of BancBoston Ventures, Inc. and Zero Stage Capital V, L.P., each dated as of the Closing Date and reasonably satisfactory to the Buyer or its counsel.

          8.07 Employment Agreements.  On or prior to the Closing Date, the
               ---------------------
Buyer shall have executed employment agreements and other arrangements with each of Greg Erman, Michael J. Sullivan and Christopher Williams in the forms of

Exhibits A, B and C.
----------- -     -

          8.08 Cash Available.  On the Closing Date, the Company will have in
               --------------
the aggregate available cash for working capital purposes of not less than $525,000

          8.09 No Indebtedness.  On the Closing Date, except for trade payable
               ---------------
set forth on Schedule 3.04 the Company shall have no long term or short term
             -------------
indebtedness.

          8.10 Trade Payables.  On the Closing Date, the Company will not have
               --------------
obligations in excess of $50,000 in the aggregate to suppliers and vendors of goods and services and other trade creditors which have been outstanding for more than 30 days.

          8.11 Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing, such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) the stock certificates representing the Shares duly endorsed in accordance with Subsection 1.01 of this Agreement;

               (b) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the legal existence and good standing of the Company in Massachusetts;

               (c) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.01;

               (d) where required by the applicable Lease, estoppel certificates from each lessor from whom the Company leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

               (e) written resignations of all members of the Company's Board of Directors;

               (f) the original corporate minute books and stock record books of the Company and all corporate seals;

               (g) a cross receipt executed by the Buyer and the Stockholders;
and

               (h) a certificate of the President of the Company certifying that all Company Products and components thereof, including all source code, is present at the Company's business premises.

     9.   Conditions to Obligations of the Stockholders
          ---------------------------------------------

          The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholders' Representative (subject in all cases, to Section 16 hereof), who shall have the power and authority to bind all of the Stockholders:

          9.01 Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholders' Representative. The Buyer shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          9.02 Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

          9.03 Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          9.04 Consents of Lenders, Lessors and Other Third Parties.  The Buyer
               ----------------------------------------------------
shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consum mate the transactions contemplated by this Agreement.

          9.05 Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer the Shares.

          9.06 Opinion of Counsel.  The Stockholders shall have received an
               ------------------
opinion of Hale and Dorr LLP, counsel to the Buyer, dated as of the Closing Date, reasonably satisfactory to the Stockholders' Representative or his counsel.

          9.07 Employment Offers.  Buyer shall have offered full-time employment
               -----------------
to each of Joe Condon, Doug Herrick, Bob Kuszewski and Karl Wright which offers
(i) shall include a base annual salary at least equal to each such person's annual salary immediately prior to the date hired and an option for the purchase of shares of common stock of Buyer in an amount commensurate with the policy of the Buyer with respect hereto and (ii) shall be subject to such person entering into a non- disclosure, non- solicitation and invention agreement and a non-compete agreement (for the period ending 12 months after the termination of employment with Buyer) reasonably satisfactory to the Buyer. The Stockholders' Representative may waive this condition in his sole discretion.

          9.08 Closing Deliveries.  The Stockholders shall have received at or
               ------------------
prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer in Delaware;

               (b) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.01;

               (c) the Buyer Shares in satisfaction of the Base Purchase Price; and

               (d) a cross receipt executed by the Buyer and the Stockholders.

     10.  Indemnification
          ---------------

          10.01     By the Management Stockholders.  If the Closing occurs, the
                    ------------------------------
Management Stockholders, jointly and severally, hereby indemnify and hold harmless the Buyer and the Company from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Breach of Warranty"):

                    (a) any misrepresentation or breach of any representation or warranty made by the Stockholders or the Company in this Agreement;

                    (b) any breach of any covenant, agreement or obligation of the Stockholders or the Company contained in this Agreement; and

                    (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Stockholders or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

          10.02     Claims for Indemnification.  Whenever any claim shall arise
                    --------------------------
for indemnification under this Section 10, the Buyer or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the Stockholders' Representative of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Stockholders' Representative, who shall have the power and authority to bind all of the Stockholders; provided, however, that if suit shall have been instituted
                     --------  -------
against the Indemnified Party and the Stockholders' Representative shall not have taken control of such suit after notification thereof as provided in Subsection 10.03 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Stockholders' Representative as provided in Subsection 10.03.

          10.03     Defense by the Management Stockholders.  In connection with
                    --------------------------------------
any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Stockholders' Representative, at the sole cost and expense of the Management Stockholders, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Stockholders' Representative acknowledges to the Indemnified Party in writing the obligation of the Management Stockholders to indemnify the Indemnified Party with respect to all elements of such claim. If the Stockholders' Representative assumes the defense of any such claim or legal proceeding, the Stockholders' Representative shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Management Stockholders shall take all steps necessary in the defense or settlement thereof. The Stockholders' Representative shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Stockholders' Representative does not assume the defense of any such claim or litigation resulting therefrom within 15 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Stockholders' Representative, on such terms as the Indemnified Party may deem appropriate, and (b) the Stockholders' Representative shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Management Stockholders or the Stockholders' Representative thereafter seek to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Management Stockholders or the Stockholders' Representative shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          10.04     Payment of Indemnification Obligation.  Any claims for
                    -------------------------------------
indemnification by the Buyer or the Company under this Section 10 or under any other provision of this Agreement shall be satisfied in accordance with the Escrow Agreement. All indemnification by the Management Stockholders hereunder (to the extent not satisfied in the manner specified in the preceding sentence) shall be effected promptly by delivery and transfer to the Buyer of Buyer Shares or, at the election of the Stockholders' Representative, by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

          10.05     Survival.  The representations and warranties of the Company
                    --------
and the Stockholders in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date which is one year after the Closing Date (except that the representations and warranties in Section 3.09 of this Agreement shall continue until 18 months after the Closing Date). The representations and warranties of the Company and the Management Stockholders in Section 3.09 of this Agreement shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents.
If a notice of a claim is properly given before the expiration of any such period, then (notwithstanding the expiration of such period) the representation or warranty applicable to such claim shall survive until, but only for the purposes of, the resolution of such claim. The Management Stockholders shall not be liable hereunder for a breach of any representation, warranty or covenant (other than the representations and warranties in Section 3.09) to the extent that prior to the Closing the Buyer had actual knowledge of any such breach and an appreciation of the magnitude of the adverse impact of such breach.

          10.06     Limitations.
                    -----------

                    (a) Notwithstanding anything to the contrary herein, the aggregate liability of the Management Stockholders under this Section 10 shall not exceed $3,000,000, except that in the case of Losses incurred in connection with any breach of the representations and warranties in Section 3.09 hereof, the aggregate liability of the Management Stockholders under this Section 10 shall not exceed the aggregate value of the Buyer Shares issued to or on behalf of the Management Stockholders hereunder as set forth on Schedule II. Except
                                                         -----------
with respect to claims based on fraud or, solely in the case of Stockholders who are not Management Stockholders, breach of the covenants set forth in Sections 6.07, 11.01 and 13.01, the rights of the Indemnified Party under this Section 10 shall be the exclusive remedy of the Indemnified Party with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Stockholders contained in this Agreement; provided, further that no Stockholder other than a Management Stockholder shall be liable for the fraud of any other Stockholder or the Company. Stockholders who are not Management Stockholders shall have no common law or other indemnification or contribution obligation to the Management Stockholders in respect of this Agreement or any indemnification paid hereunder.

                    (b) Notwithstanding anything to the contrary herein, an Indemnified Party shall be entitled to indemnification under this Section 10 only when the aggregate of all Losses claimed by such Indemnified Party exceeds $50,000 and at such time the Management Stockholders shall pay the full amount thereof. All claims for Losses shall be net of, and offset by, any insurance proceeds, reduction of tax liabilities or receipt of tax benefit actually received by Buyer or the Company that are attributable to such Losses. Any liability for indemnification under this Section 10 shall be reduced to the extent any Losses are reduced by such a recovery or reduction.

                    (c) The indemnification provisions contained in this Section 10 shall terminate upon the sale to a third party of all or substantially all of the business of Buyer, pursuant to a merger, business combination, sale of assets or otherwise ("Sale"); provided, however, that the indemnification provisions contained herein relating to a breach of the representations and warranties in Section 3.09 hereof shall not terminate to the extent the Buyer, in connection with such Sale, has an indemnification obligation which may arise as a result of a breach of the representations and warranties in Section 3.09 hereof; provided, however, that the indemnification obligations and the limitations on liability set forth in this Section 10 shall be reduced to the shortest period of time and the lowest limit on liability for which the Buyer may be obligated in any such Sale with respect to a breach of the representations and warranties in Section 3.09 hereof.

     11.  Post-Closing Agreements
          -----------------------

          The Stockholders agree that from and after the Closing Date:

          11.01     Proprietary Information.
                    -----------------------

          (a) Each of the Stockholders and each of their affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; individually, an "Affiliate" and, collectively, "Affiliates") shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by any such Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders.

          (b) Each Stockholder agrees that the remedy at law for any breach of this Subsection 11.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 11.01.

     12.  Termination
          -----------

          12.01     Termination of Agreement.  The parties may terminate this
                    ------------------------
Agreement as provided below:

          (a) the Buyer and the Company may terminate this Agreement by mutual written consent;

          (b) Buyer may terminate this Agreement by giving written notice to the Company in the event the Company or any Stockholder is in breach, and the Company may terminate this Agreement by giving written notice to the Company in the event Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement, provided that the breaching party has not cured such breach within ten (10) days following notice thereof from a nonbreaching party;

          (c) Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 21, 1997 by reason of the failure of any condition precedent hereunder (unless the failure results primarily from a breach by Buyer of any representation, warranty, or covenant contained in this Agreement); or

          (d) The Company may terminate this Agreement by giving written notice to Buyer if the Closing shall not have occurred on or before February 21, 1997 by reason of the failure of any condition precedent hereunder (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

          12.02     Availability of Remedies at Law.  In the event this
                    -------------------------------
Agreement is terminated by the Buyer or the Stockholders, pursuant to the provisions of this Section 12, the parties hereto shall have available to them all remedies afforded to them by applicable law. Nothing herein shall relieve any party from liability for any breach of this Agreement.

     13.  Brokers
          -------

          13.01     For the Stockholders and the Company.  Each of the
                    ------------------------------------
Stockholders and the Company represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Stockholders severally agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Stockholders or the Company.

          13.02     For the Buyer.  The Buyer agrees to pay all fees, expenses
                    -------------
and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Stockholders against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     14.  Notices:  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if delivered personally or sent by telex, facsimile transmission (with confirmation by first class mail or overnight courier), overnight courier, first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:       Open Market, Inc.
                              245 First Street
                              Cambridge, MA 02142
                              Attention:  Legal Counsel
                              fax:  (617) 949-7140

    With a copy to:           John H. Chory, Esq
                              Hale and Dorr LLP
                              60 State Street
                              Boston, MA 02109
                              fax: (617) 526-5000

    To the Stockholders:      c/o Greg Erman
                              136 Powder Mill Road
                              Sudbury, MA  01776
                              fax:  (617) 723-3100

    With a copy to:           John Hession, Esq.
                              Testa, Hurwitz & Thibeault LLP
                              125 High Street
                              Boston, MA 02110
                              fax: (617) 248-7100

              and             Gregory L. White, Esq.
                              Peabody & Arnold
                              50 Rowes Wharf
                              Boston, MA  02110
                              fax: (617) 951-2125


Unless otherwise specified herein,

such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

     15.  Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholders, and the Company from any obligation or liability under this Agreement.

     16.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Company and the Stockholders holding a majority of the Shares (who shall have the authority to bind all of the Stockholders) may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and such majority of the Stockholders; provided, however, that notwithstanding any other provision of this Agreement, prior to the Closing, any amendment or modification to, or waiver of, any material provision of this Agreement shall also require the written approval of the holders of a majority in interest of the outstanding shares of Series A Preferred Stock of the Company and, following the Closing, any amendment or modification to, or waiver of, any material provision of this Agreement which would materially and adversely affect the interests of BancBoston Ventures, Inc. or Zero Stage Capital V L.P., or their successors or assigns, shall require the approval of BancBoston Ventures, Inc. or Zero Stage Capital V L.P.

          (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     17.  Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     18.  Investigation of the Parties
          ----------------------------

          All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

     19.  Expenses
          --------

          The costs and expenses (including legal and accounting fees and expenses) incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and, except for legal fees and expenses incurred by the Company and Stockholders in an amount up to $35,000 which shall be paid by the Buyer at the Closing, the costs and expenses (including legal and accounting fees and expenses) incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby shall be borne by the Stockholders. If this Agreement is terminated for any reason due to a material breach by Buyer, the Buyer shall reimburse the Company for the expenses incurred by it in connection with the transactions contemplated hereby, up to $35,000; provided, however, that nothing in this Section 19 shall relieve Buyer from any liability (in excess of such $35,000 payment) with respect to a breach by Buyer of this Agreement.

     20.  Legal Fees
          ----------

          In the event that legal proceedings are commenced by the Buyer against the Stockholders (or the Company, if the transactions contemplated hereby are not consummated), or by the Stockholders against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     21.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts.

     22.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     23.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                              OPEN MARKET, INC.

                              By: /s/Regina O. Sommer
                                  ----------------------------------------------

                              Title: Chief Financial Officer
                                     ------------------------------------------

                              WAYPOINT SOFTWARE CORPORATION

                              By: /s/ Greg Erman
                                   --------------------------------------------

                              Title: President & CEO
                                     ------------------------------------------

                              STOCKHOLDERS:

                              /s/ Greg Erman
                              -------------------------------------------------
                              Gregory Erman

                              /s/ Michael J. Sullivan
                               ------------------------------------------------
                              Michael J. Sullivan

                              /s/ Christopher Williams
                               ------------------------------------------------
                              Christopher Williams

                              /s/ Michael I. Barach
                               ------------------------------------------------
                              Michael I. Barach


                              BANCBOSTON VENTURES, INC.

                              By:/s/ Peter R. Roberts
                                  ----------------------------------------------

                              Its:              V.P.
                                   --------------------------------------------


                              ZERO STAGE CAPITAL V L.P.

                              By:  Zero Stage Capital Associates, L.P.

                              By:/s/ Stanley Fung
                                  ---------------------------------------------

                              Its:         General Partner
                                   --------------------------------------------